Exhibit 3.1

Certificate of Amendment
to
Amended and Restated
Certificate of Incorporation
of
Kaiser Aluminum Corporation

The undersigned, John M. Donnan, certifies that he is the Executive Vice President-Legal, Compliance and Human Resources of Kaiser Aluminum Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), and does hereby further certify as follows:

1.The name of the Company is Kaiser Aluminum Corporation.

2.The Company was originally incorporated under the name “KaiserTech Limited.” The Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on February 20, 1987; was restated by the Restated Certificate of Incorporation filed with the Delaware Secretary of State on February 9, 1988; was restated by the Restated Certificate of Incorporation filed with the Delaware Secretary of State on December 16, 1988; was restated by the Restated Certificate of Incorporation filed with the Delaware Secretary of State on September 28, 1989; was amended by the Amendment of the Restated Certificate of Incorporation filed with the Delaware Secretary of State on November 20, 1990; was restated by the Restated Certificate of Incorporation filed with the Delaware Secretary of State on February 22, 1991; was amended by the Certificate of Amendment of the Restated Certificate of Incorporation filed with the Delaware Secretary of State on January 11, 2000; was restated by the Restated Certificate of Incorporation filed with the Delaware Secretary of State on February 22, 2000; was restated by the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on July 6, 2006; and was amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on July 7, 2008.

3.This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), with the stockholders of the Company having adopted the amendment reflected therein at the Company’s Annual Meeting of Stockholders held on June 2, 2015.

4.Section 1 of Article VII of the Amended and Restated Certificate of Incorporation of the Company is hereby amended as follows:

a.    To delete the phrase “by plurality vote of all votes cast” from the fifth sentence of such Section; and

b.     To add the following four sentences immediately after such fifth sentence:
In an uncontested election of directors at any meeting of stockholders, each director will be elected by an affirmative vote of the majority of the votes cast with respect to the director at such meeting. In a contested election of directors at any meeting of stockholders, each director will be elected by a plurality vote of the votes cast at such meeting. For purposes hereof, (i) a “majority of the votes cast” with respect to a director means the number of votes for the director exceeds the number of votes withheld from the director and (ii) an election of directors will be considered “contested” if, as of the record date for the applicable meeting of stockholders, there are more nominees for election than positions on the Board of Directors to be filled by election at the meeting. All other elections of directors will be considered “uncontested.”

IN WITNESS WHEREOF, I have signed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation on behalf of Kaiser Aluminum Corporation this 2nd day of June, 2015.

KAISER ALUMINUM CORPORATION

By:	/s/ John M. Donnan
John M. Donnan Executive Vice President - Legal, Compliance and Human Resources